Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS COMPARABLE SALES
--Expects FY 2014 Earnings Per Share Within Previously-Announced Guidance Range--
--Announces Participation in 16th Annual ICR XChange Conference--

NASHVILLE, Tenn., Jan. 14, 2014 -Genesco Inc. (NYSE: GCO) announced today that comparable sales, including both stores and direct sales, increased 1% for the quarter-to-date period ended January 11, 2014, compared to a 1% decrease for the equivalent period last year. Comparable sales for stores only for the quarter-to-date period ended January 11, 2014, were flat with the equivalent period last year, when such sales decreased 2%. Comparable sales for the Company's e‑commerce and catalog direct sales businesses increased 11% in the quarter-to-date period ended January 11, 2014, compared to an increase of 17% for the equivalent period last year. Comparable sales changes for each retail segment and the total Company for the period were as follows:

Quarter-to-Date (Jan. 11, 2014)

	Comparable Sales (stores only)	Comparable Direct Sales	Comparable Sales (Stores and Direct)
Journeys Group	-1%	21%	0%
Schuh Group	-6%	-2%	-5%
Lids Sports Group	1%	12%	2%
Johnston & Murphy Group	9%	27%	12%
Total Genesco	0%	11%	1%

Based on quarter-to-date results and current trends, the Company’s adjusted earnings per diluted share expectations for the fiscal year ending February 1, 2014, are in the lower end of the guidance range of $5.10 to $5.20 announced by the Company on December 6, 2013.

The Company’s adjusted earnings per share expectations do not reflect charges related to litigation in connection with the criminal intrusion into a portion of the Company’s computer network that processed payments for transactions in some of its stores, which the Company announced December 2010, and certain other charges reported in the “asset impairment and other” line in the Company’s statement of operations, expected to be in the range of $0.03 to $0.05 per diluted share for the fiscal year, after tax. They also do not reflect compensation expense associated with deferred purchase price for the acquisition of the Schuh Group in June 2011, which is required to be expensed because payment is contingent on continued employment of the payees, expected to be approximately $0.49 per diluted share for the fiscal year. Finally, they do not reflect an expected $0.37 per diluted share of expenses for the full year related to the change in accounting for deferred bonuses under the Company’s EVA Incentive Plan announced by the Company in September 2013. The Company believes that providing an adjusted earnings per share estimate not reflecting these items will benefit investors by facilitating comparison with the Company's previously announced expectations, which also excluded these items. A reconciliation of the adjusted earnings per share estimates with the diluted earnings per share estimates calculated in accordance with U.S. Generally Accepted Accounting Principles is included as Schedule A to this press release.

Genesco plans to announce its fourth quarter and fiscal year 2014 results on March 7, 2014.

Genesco also announced that management will present at the 16th Annual ICR XChange Conference on Tuesday, January 14, 2014, at 10:00 a.m. (Eastern Standard Time). The audio portion of the presentation will be webcast live and may be accessed through the Company's internet website, http://www.genesco.com. To listen, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the earnings outlook for the Company for the fourth quarter and fiscal year ending February 1, 2014. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include developments that have a negative effect on sales or earnings for the balance of the fiscal year, year-end adjustments to estimates reflected in the expectations, or developments that increase the costs or liabilities expected to be incurred or recognized in the fourth quarter. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere, in our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,525 retail stores and leased departments throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.suregripfootwear.com and www.dockersshoes.com. The Company’s Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Schedule A

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2014

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2014		Fiscal 2014
Forecasted earnings from continuing operations	$101,039	$4.29	$99,304	$4.21

Adjustments: (1)
Impairment/Gain on lease termination	1,248	0.05	624	0.03
Change in accounting for bonus awards	8,808	0.37	8,808	0.37
Deferred payment - Schuh acquisition	11,540	0.49	11,540	0.49

Adjusted forecasted earnings from continuing operations (2)	$122,635	$5.20	$120,276	$5.10

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2014 is approximately
37.6% excluding a FIN 48 discrete item of $0.1 million.

(2) Reflects 23.6 million share count for Fiscal 2014 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.